Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-218875 on Form S-8 of our report dated June 26, 2018, relating to the financial statements and financial statement schedule of the Best Buy Retirement Savings Plan, appearing in the Annual Report on Form 11-K of Best Buy Retirement Savings Plan, for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 26, 2018